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                                                                   EXHIBIT 10.19

                                 January 4, 2006

Mr. Lawrence E. Daurelle
c/o Reliance Standard Life Insurance Company
2001 Market Street, Suite 1500
Philadelphia, Pennsylvania 19103-7303

Re:  Stock Option Award Agreement

Dear Larry:

     We are pleased to inform you that, pursuant to action taken by the Stock Option and Compensation Committee (the "Committee") of the Board of Directors of Delphi Financial Group, Inc. ("Delphi") under Section 5 of the 2003 Employee Long-Term Incentive and Share Award Plan (the "Plan"), you have been granted options to purchase up to 50,000 shares of Delphi's Class A Common Stock (the "Stock") at the price of $46.65 per share (the "Options"), which was the fair market value of the Stock as of December 28, 2005, the date of such action, as determined under the Plan. This notice, once countersigned by you, shall constitute an "Award Agreement" as defined in Section 2(c) of the Plan. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Plan.

     The Options will become exercisable, in accordance with the procedures set forth herein, in their entirety if the aggregate Pre-Tax Operating Income, as defined in Exhibit A hereto ("Pre-Tax Operating Income"), of Reliance Standard Life Insurance Company of Texas and its consolidated subsidiaries (collectively, "the RSL Companies") for the period consisting of Delphi's 2004, 2005, 2006, 2007 and 2008 fiscal years (the "Performance Period") is at least $646,159,683. Alternatively, if the RSL Companies' aggregate Pre-Tax Operating Income for such period does not reach $646,159,683, but is greater than $559,927,799, a reduced number of the Options shall become exercisable in accordance with such procedures, to be determined by interpolating between zero and 50,000 in relation to the point at which the Pre-Tax Operating Income amount falls in the range between $559,927,799 and $646,159,683.

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Lawrence E. Daurelle
January 4, 2006
Page 2


     In addition, if prior to December 31, 2008, your employment with Delphi's subsidiary, Reliance Standard Life Insurance Company ("RSL"), terminates due to death or Disability or is terminated by RSL without Cause or by you for Good Reason, then, notwithstanding any provisions hereof or of the Plan to the contrary, with respect to Options that have not become exercisable prior to such termination pursuant to the provisions of the preceding paragraph, such Options will become exercisable at such time, if any, as would have been the case pursuant to such paragraph if not for such termination; provided, however, that the number of Options that becomes exercisable will, in each case, be reduced by a percentage equal to the applicable percentage of the Performance Period during which you were not employed by RSL by reason of such termination. For purposes of this paragraph, the following definitions shall apply:

     "Disability" shall mean an illness, injury, accident or condition of either a physical or psychological nature as a result of which you are unable to perform substantially the duties and responsibilities of your position during a period of 180 days during a period of 365 consecutive calendar days.

     "Cause" shall mean (i) conviction of a felony or other crime involving fraud, dishonesty or moral turpitude, (ii) fraud or intentional misrepresentation, embezzlement, misappropriation or conversion of assets or opportunities of Delphi or any Subsidiary thereof, or any unauthorized disclosure of confidential information or trade secrets of Delphi or any Subsidiary thereof (a "Breach of Confidentiality"), or (iii) gross neglect of duties of your office specified by the Board of Directors of RSL.

     "Good Reason" shall mean (i) reduction of your base salary for any fiscal year to less than 100 percent of the rate of base salary in effect for you as of the date of this Award Agreement; or (ii) the failure of RSL to continue in effect any retirement, life insurance, medical insurance or disability plan in which you were participating of as the date of this Award Agreement, except, as to any such plan, where RSL provides you with a plan that provides substantially comparable benefits or where the discontinuation of such plan applies generally with respect to

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Lawrence E. Daurelle
January 4, 2006
Page 3


the employees of RSL (or, in the case of a plan furnished only to a specified group of RSL employees, with respect to such group).

     Options which do not become exercisable pursuant to the preceding provisions of this Award Agreement shall expire and terminate in their entirety without becoming exercisable.

     For purposes of application of the foregoing provisions relating to the exercisability of the Options, the following procedures shall apply:

     Each determination of Pre-Tax Operating Income shall be made by Delphi, based upon a statement of operations of the RSL Companies for the applicable period conforming to the provisions of Exhibit A hereto and in form and substance reasonably acceptable to Delphi.

     Delphi shall notify you in writing, within 105 days following the close of the Performance Period, of its determination as to the level of aggregate Pre-Tax Operating Income achieved and, based on such determination, the extent to which the Options have become exercisable pursuant to the second (or, if applicable, third) paragraph of this Award Agreement. Options having become exercisable, as described in such notice, shall for all purposes of the Plan be exercisable immediately as of the date of such notice.

     Options that become exercisable as provided herein will, if not sooner exercised or terminated pursuant to the provisions hereof, terminate at the close of business on December 28, 2015. The Options are in all respects subject to each of the terms and conditions of the Plan, a copy of which is attached hereto as Exhibit B, except as otherwise provided herein and except that: (i) the provisions of Sections 5(b)(iii), (iv), (vi) and (viii) of the Plan will not limit your ability to exercise, following a termination of your employment by RSL or for the other reasons set forth therein, Options that have become exercisable as of the date of such termination or that become exercisable thereafter pursuant to the third paragraph of this Award Agreement; provided, however, that the Options will terminate in their entirety upon the occurrence of a Breach of

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Lawrence E. Daurelle
January 4, 2006
Page 4


Confidentiality on your part occurring subsequent to such termination of employment; (ii) for purposes of Section 5(b)(v) of the Plan, your discharge for cause shall result in the termination of Options that are exercisable at the time of such discharge only where the Committee determines that the discharge was based on an event of the type described in clause (ii) of the definition of "Cause" above; and (iii) notwithstanding the provisions of Section 5(b)(ix) of the Plan, the exercise price for the Options may be paid by your directing that Delphi withhold from the Option shares a number of shares having a market value, at the time of exercise, equal to such exercise price, so long as such payment method will not, in Delphi's judgment, result in adverse accounting consequences for Delphi; and (iv) the provisions of Section 8(a) of the Plan shall not apply to the Options.

     In addition, RSL, by its execution of this Award Agreement, has agreed that if it terminates your employment without Cause or if you terminate your employment for Good Reason (as such term is defined above) subsequent to the occurrence of a Change of Ownership, and all or a portion of the Options remain outstanding as of the date (the "Termination Date") of such termination (whether such Options are then exercisable for shares of Delphi or another company, cash or other property), then, so long as the Performance Condition has then been satisfied and unless, in connection with such termination, the Committee (or, if applicable, such other committee, person or entity as then has the authority to do so) effects an Accelerated Vesting with respect to such remaining Options, RSL shall pay or cause to be paid to you the Black-Scholes Value of such remaining Options within thirty (30) days following the Termination Date. The foregoing agreement (the "Contingent Payment Agreement") is contingent on the approval thereof by RSL's Board of Directors, which approval will be sought at the next regular meeting of such Board scheduled for February 8, 2006. For purposes of this paragraph:

     "Change of Ownership" shall mean, in addition to the events specified in the definition of such term contained in the Plan, the occurrence of any transaction pursuant to which Delphi ceases to own, directly or indirectly, a majority of the total voting power of the voting securities of RSL.

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Lawrence E. Daurelle
January 4, 2006
Page 5


     "Performance Condition" shall mean the attainment by the RSL Companies, for the period commencing on January 1, 2004 through and including the full calendar quarter most recently having been completed as of the Termination Date, of aggregate Pre-Tax Operating Income in an amount representing a compound average annualized growth rate of at least eleven percent (11%), as compared with the 2003 base amount of $80,998,000. For example, as to a Termination Date occurring on January 12, 2006, the Performance Condition would relate to the period from January 1, 2004 through December 31, 2005, and would require that aggregate Pre-Tax Operating Income for such period equal at least $189,705,416.

     "Accelerated Vesting" shall mean the acceleration of the exercisability of the Options in their entirety, effective as of the Termination Date, to the extent that such Options have not previously become exercisable pursuant to the terms thereof.

     "Black-Scholes Value" shall mean the fair value of the Options, as of the Termination Date, determined pursuant to the standard Black-Scholes option pricing model by a nationally recognized public accounting firm designated by the Board of Directors of RSL, in consultation with the Committee, and engaged at RSL's expense.

     Finally, in accordance with Section 6(d) of the Plan, this will confirm that you may, upon written notice to Delphi, transfer the Options, for or without consideration, to members of your immediate family (as defined below), to a partnership or limited liability company in which one or more of your immediate family members are the only partners or members, or to a trust or trusts established for your exclusive benefit or the exclusive benefit of one or more members of your immediate family. Any Options held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Options immediately prior to the transfer, except that the Options will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, "immediate family" means your children, grandchildren, and spouse. You are further advised that, under existing rules of the Securities and Exchange Commission, any Form S-8

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Lawrence E. Daurelle
January 4, 2006
Page 6


registration statement filed by Delphi relating to the Plan will not cover the exercise of Options transferred for consideration, and therefore, such exercise would be required to be covered by an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), or otherwise be exempt from registration under the 1933 Act, and shares of Stock acquired on such exercise would constitute "restricted securities" within the meaning of Rule 144 under the 1933 Act. No assurance can be given that, under such circumstances, registration under the 1933 Act with respect to such exercise or such shares can or will be effected or that an exemption from such registration will be available.

     If you are in agreement with and accept each of the terms and conditions of the Options, as described above, please confirm such agreement and acceptance by executing and dating both counterparts of this Award Agreement and returning one fully executed counterpart to me. The other counterpart should be retained for your files.

                                        Very truly yours,

                                        Chad W. Coulter
                                        Vice President, Secretary
                                        and General Counsel

Agreed to and accepted:

RELIANCE STANDARD LIFE INSURANCE COMPANY
(as to the Contingent Payment Agreement)


By:
    ---------------------------------
    Robert Rosenkranz
    Chairman of the Board


                                        Date:
-------------------------------------         ----------------------------------
Lawrence E. Daurelle

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EXHIBIT A
TO
STOCK OPTION AWARD AGREEMENT

General

     Capitalized terms used but not defined herein shall have the meanings given to them in the Stock Option Award Agreement to which this Exhibit A is attached (the "Award Agreement"). For purposes of the Award Agreement, "Pre-Tax Operating Income" shall mean the operating income of the RSL Companies, excluding realized investment gains and losses, net of interest expense and before extraordinary gain or loss and federal income tax expense, all as determined in accordance with Generally Accepted Accounting Principles, as in effect as of January 1, 2004 ("GAAP"), subject to the Special Adjustments for which this Exhibit A provides.

Special Adjustments

     Adjustment events: Each of the following shall constitute an Adjustment Event for purposes of the Award Agreement:

          (A) the receipt by Delphi Financial Group, Inc. ("DFG") from the RSL Companies of stockholder dividends exceeding (i) $16,300,000 in the aggregate during the period consisting of Delphi's 2004, 2005 and 2006 fiscal years or (ii) $27,200,000 in the aggregate during the period consisting of the 2004, 2005, 2006, 2007 and 2008 fiscal years (the "Performance Period");

          (B) the making by DFG of capital and/or surplus contributions to any of the RSL Companies at any time during the Performance Period, regardless of the form of such contribution, which, taken together with any previous such contributions during the Performance Period, exceed $10,000,000 in the aggregate;

          (C) the acquisition by DFG, directly or indirectly, of a company or a division or business unit thereof by merger, consolidation, purchase of equity interests or assets or any other similar transaction, the business activities of which are substantially related to any of the business activities then conducted (or intended to be conducted subsequent to such acquisition) by the RSL

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     Companies.

     Upon the occurrence of an Adjustment Event, DFG executive management, in consultation with the Chief Executive Officer of the RSL Companies, may recommend to the Committee any amendments or modifications to the conditions to vesting of the Options relating to the financial performance of the RSL Companies, as set forth in the second paragraph of the Award Agreement (the "Vesting Provisions"), which DFG executive management believes in good faith to be necessary or appropriate to take into account the effect of such Adjustment Event, including but not limited to the adjustment of one or more of the Pre-Tax Operating Income thresholds set forth therein. It is anticipated that such adjustments will consist of reductions (in the case of an Adjustment Event described in clause (A) above) and increases (in the case of an Adjustment Event described in clause (B) above) in such thresholds, respectively, by applying an appropriate interest factor to the relevant amounts paid as dividends or contributed to capital, as the case may be.

     Upon receipt of any such recommendation, the Committee shall determine in its sole discretion whether to amend or modify the Vesting Provisions based on the relevant Adjustment Event, and the terms and conditions of any such amendment or modification. Any such amendment or modification shall be communicated in writing to, and shall be final and binding on, each holder of Stock options whose terms contain goals relating to Pre-Tax Operating Income for the Performance Period (collectively, the "RSL Optionholders"). For the purpose of avoidance of doubt, no such amendment or modification shall be deemed to have materially and adversely affected the rights of any RSL Optionholder under the Options for any purpose of Section 9(d) of the Plan.

     Employee option expenses: SFAS 123 expenses attributable to options granted to RSL employees on or after January 1, 2004 (other than the options granted to the RSL Optionholders) shall be included as items of expense.

Arbitration

     Delphi shall provide each RSL Optionholder with a detailed written calculation supporting Delphi's determination as to

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     whether the applicable goal has been achieved (each, a "Delphi
     Determination") and, where such calculation indicates such goal having been achieved, confirming the number of Options having become exercisable as a result thereof, within ninety (90) days after the completion of the Performance Period. If a majority of the RSL Optionholders shall disagree with any Delphi Determination, the RSL Optionholders shall give written notice of such disagreement to Delphi within ten (10) business days after receipt of such Delphi Determination. If within twenty (20) business days after Delphi's receipt of the notice of disagreement from the RSL Optionholders referenced in the immediately preceding sentence, Delphi and the RSL Optionholders are unable to agree with regard to any Delphi Determination, the disagreement may be submitted to arbitration by either Delphi or the RSL Optionholders, which arbitration determination shall be final and binding on the parties. The party instituting the arbitration procedures shall give written notice to the other party of its desire to arbitrate and such notice shall specify the name and address of the person designated to act as an arbitrator on its behalf. Within twenty (20) business days after the service of this notice, the other party shall notify the first party of the appointment of its arbitrator within the twenty (20) business day period specified above, then the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator in a case where the two appointed arbitrators are unable to agree upon a third arbitrator. The two arbitrators so chosen shall meet within 10 business days after the second arbitrator is appointed and shall select the third arbitrator by mutual agreement. If the two arbitrators shall fail to appoint a third arbitrator within 10 business days after the second arbitrator is appointed, then the third arbitrator shall be appointed by the American Arbitration Association ("AAA"), or any organization successor thereto, in accordance with its prevailing rules. Each arbitrator chosen or appointed pursuant to the foregoing provisions shall be an active or retired officer of an insurance or reinsurance company and shall be a disinterested person.

     The arbitrators shall review the provisions of this Exhibit A and the Award Agreement, as well as any other documents or materials supplied by either party supporting such party's position. The arbitrators shall render their

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     decision with regard to the disputed Delphi Determination upon the concurrence of at least two of their number not later than thirty (30) business days after the appointment of the third arbitrator. The decision of the arbitrators shall be in writing and counterpart copies shall be delivered to each of Delphi and the RSL Optionholders. In rendering their decision, the arbitrators shall have no power to modify any of the provisions of the Award Agreement or this Exhibit A. All arbitration proceedings shall occur in Philadelphia, Pennsylvania. Judgment may be entered on the award of the arbitrators and may be enforced in accordance with the laws of the Commonwealth of Pennsylvania.

     Immediately upon a party hereto giving written notice of its desire to arbitrate hereunder, Delphi agrees upon request to provide the RSL Optionholders with access to the books and records of the RSL Companies which reasonably relate to the Delphi Determinations (including, without limitation, examination rights and the right to make abstracts or copies from such books and records) during the normal business hours of RSL.

     Each party shall pay the fees and expenses of the original arbitrator that it appointed (or in the case of the second party, the arbitrator appointed on its behalf if it should fail to appoint its own arbitrator). The fees and expenses of the third arbitrator and all other expenses of the arbitrators shall be borne by Delphi, on one hand, and the RSL Optionholders, on the other hand, equally. Each party shall bear the expense of its own counsel and the preparation and presentation of proof or supportive documentation.